                                                                    EXHIBIT 10.8



                        SEARCH ENGINE SERVICES AGREEMENT


        This Search Engine Services Agreement ("Agreement") is entered into as of January 19, 1998 (the "Effective Date"), by and between Inktomi Corporation, a California corporation with its principal place of business at 1900 South Norfolk Street, Suite 310, San Mateo, California, 94403 ("Inktomi") and N2H2, Inc., a Washington corporation, with its principal place of business at 1301 5th Avenue, Suite 1501, Seattle, Washington, 98101 ("N2H2").

                                    RECITALS

        A. Inktomi has developed and owns certain technology for searching and indexing the Internet (the "Inktomi Search Engine," as more fully defined below).

        B. N2H2 has developed and owns certain technology and content for filtering on the Internet, and wishes Inktomi to provide search engine services using the Inktomi Search Engine in accordance with the terms and conditions of this Agreement.

                                    AGREEMENT

        In consideration or the foregoing and the mutual promises contained herein the parties agree as follows.

        1. Definitions. For purposes of this Agreement, the following terms will have the indicated meanings:

               1.1 "Database" means Inktomi's full text index database of Web pages accessible by the Site at any given time. The Database shall be tagged as part of the Filtering Services to be provided by Inktomi as more fully set forth on Exhibit A.

               1.2 A "Hit" occurs each time an end-user of the Site is presented with a results set consisting of between zero and ten records in response to a search query.

               1.3 "Initial Search Page" means each Web page, accessible on the Site, (i) which enables an end-user to initiate and send search queries to the Inktomi Search Engine or (ii) whose primary function is to promote or describe the search services available through the Site.

               1.4 "Inktomi Data Protocol" means the written specification on how an Interface communicates and interacts with the Inktomi Search Engine.

               1.5 "Inktomi Search Engine" means Inktomi's current Search Engine as of the Effective Date, inclusive of the Database and Inktomi's porn filter module, as the same may be upgraded, modified, changed, or enhanced by Inktomi at its sole discretion. The Inktomi Search Engine does not and will not include features, options and modules developed and customized

(*) = Information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities Exchange Commission.

specifically for third parties and provided to such third parties on an exclusive basis, or features, options, modules and future products which Inktomi licenses or provides separately.

               1.6 "Inktomi Technology" means the Inktomi Search Engine, the Inktomi Data Protocol and all other computer software, technology and/or documentation which is supplied by Inktomi for use in or in connection with delivery of the Services, including without limitation all source code and object code therefor and all Intellectual Property Rights therein.

               1.7 "Intellectual Property Rights" means any and all rights existing from time to time under patent law, copyright law, semiconductor chip protection law, moral rights law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, and any and all other proprietary rights, and any and all applications, renewals, extensions and restorations thereof, now or hereafter in force and effect worldwide.

               1.8 "Interface" means the editorial and graphical content and design of the Web pages served to end-users of the Site, including without limitation each Initial Search Page, all Results Pages, instruction pages, frequently asked questions pages, and any Site end-user terms or guidelines.

               1.9 "Interface Construction Tools" means all software tools, if any, provided by Inktomi to assist N2H2 to build the Interface to the Inktomi Search Engine, including without limitation Inktomi's application server currently known as Forge.

               1.10 "Launch Date" means the date upon which the search service provided by N2H2 through the Site is first available for use by end-users through public Internet access.

               1.11 "Net Revenues" are gross advertising and sponsorship revenues booked by N2H2 attributable to (i) the search service operated by N2H2 through the Site and (ii) all Initial Search Pages, all Results Pages and all other Web pages on the Site that relate to the function of search provided by Inktomi, including, without limitation save searches pages and Add URL pages (collectively the "Search Related Pages"), less: (a) fees actually payable by N2H2 to external third parties and direct internal sales expenses actually incurred by N2H2 for and relating to the placement of advertisements and sponsorships on the Search Related Pages (provided however that the external third party expenses shall be capped at *% of gross revenue generated by N2H2 relating to the placement of advertisements and sponsorships on the Search Related Pages and the direct internal sales expenses shall be capped at *% of gross revenue generated by N2H2 relating to the placement of advertisements and sponsorships on the Search Related Pages); (b) taxes actually payable by N2H2 and not re-billed or re-billable to a third party (other than taxes based on N2H2's income), if any, attributable to the search services provided by N2H2 through the Site; (c) advertising and sponsorship frequency discounts actually payable; and (d) * .



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(*) = Information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities Exchange Commission.

               1.12 "N2H2 Filter List" means collectively the "white" list of URLs and the "black" list of URLs submitted by N2H2 in connection with the Services, as the same may be updated and amended from time to time.

               1.13 "N2H2 Word List" means the list created by N2H2 containing up to 1,000 words which N2H2 provides to Inktomi in connection with the Services, as the same may be updated and amended from time to time.

               1.14 "Results Pages" means all Web pages displaying search results presented to end-users as a result of accessing the query mechanisms of the Inktomi Search Engine.

               1.15 "Search Engine" means computer software which crawls the Internet, downloads and analyzes text and other data, sorts and organizes the data, creates an index of accessible data, and, after receiving a particular search request (in the form of a word query), locates material accessible in the database, and presents the results of the search.

               1.16 "Site" means one or more Web sites established and maintained by N2H2 through which end users may access the Inktomi Search Engine and run searches against the Database.

               1.17 "Services" means the Internet search engine search services to be provided by Inktomi under this Agreement, which services are divided into "Filtering Services" and "Search Services," as more filly described on Exhibit A.

               1.18 "Term" shall have the meaning indicated in Section 10.

               1.19 "Web" means the so-called World Wide Web, containing, inter alia, pages written in hypertext markup language (HTML) and/or any similar successor technology.

               1.20 "Web page" means a document on the Web which may be viewed in its entirety without leaving me applicable distinct URL address.

               1.21 "Web site" means a collection of interrelated Web pages.

        2.     Provision of Services: Site Implementation.

               2.1 Services and Site Implementation. Subject to the terms and conditions of this Agreement, Inktomi shall provide the Services to N2H2 for use in the Site, such services to be provided in accordance with the functionality specifications and performance criteria specified on Exhibit A. Inktomi, at its own expense, shall provide all data transmission capacity (bandwidth), disk storage, server capacity and other hardware and software required to run the Inktomi Search Engine and maintain the Database. N2H2, at its own expense, shall create the Interface to the Inktomi Search Engine for the Site, and shall provide all disk storage, server capacity and other hardware and software required to run and maintain the Site and the Interface, and serve advertisements and sponsorships on the Interface. Inktomi shall provide reasonable assistance (through telephone, e-mail, World Wide Web, or fax) to N2H2 during regular business hours regarding development of the Interface and integration of the same with the Inktomi



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

Search Engine. N2H2, at its own expense, shall provide all data transmission capacity (bandwidth) required to connect to and receive information from the Inktomi Search Engine.

               2.2 Inktomi Data Protocol. Promptly following execution of this Agreement, Inktomi shall provide the Inktomi Data Protocol and the Interface Construction Tools to N2H2. Inktomi grants to N2H2 a nontransferable, nonexclusive license during the Term to use the Inktomi Data Protocol and the Interface Construction Tools solely to create and maintain the Interface to the Inktomi Search Engine for the Site.

               2.3 Other Services and Support. Upon request, and provided that N2H2 is current with service fees due under this Agreement, Inktomi may provide additional services and support beyond the services and support set forth herein. Any such service or support shall be provided at Inktomi's then applicable consulting rates and charges.

               2.4 Inktomi Technology. As between Inktomi and N2H2, N2H2 acknowledges that Inktomi owns all right, title and interest in and to the Inktomi Technology (except for any software licensed by third parties to Inktomi), and that N2H2 shall not acquire any right, title, or interest in or to the Inktomi Technology, except as expressly set forth in this Agreement. N2H2 shall not modify, adapt, translate, prepare derivative works from, reverse engineer, disassemble, decompile or otherwise attempt to derive source code from any Inktomi software or documentation. N2H2 will not remove, obscure or alter Inktomi's copyright notices, trademarks or other proprietary rights notices affixed to or contained within any Inktomi software or documentation.

               2.5 Interface. As between Inktomi and N2H2, Inktomi acknowledges that N2H2 owns all right, title and interest. including without limitation all Intellectual Property Rights, in and to the Interface (except for any software licensed by third parties to N2H2 and except for editorial content regarding the use and functionality of the Inktomi Search Engine provided by Inktomi to N2H2 for incorporation into the Site, which content shall be and remain Inktomi Technology), and that Inktomi shall not acquire any right, title or interest in or to the Interface, except as expressly set forth in this Agreement.

               2.6 * Services. N2H2 understands that Inktomi will provide the Services on * .

               2.7 Notice. Inktomi shall provide N2H2 with notice in the * . Inktomi will provide such notice (i) at least 14 days prior to public announcement of any such service and (ii) at least 45 days prior to commercial release of any such service by such third party.



                                       4

(*) = Information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities Exchange Commission.

        3.     Attribution: Trademark License; House Ads.

               3.1 Attribution. Each Initial Search Page and all Results Pages shall conspicuously display a phrase to be provided by Inktomi that indicates that Inktomi technology is being used. Each Initial Search Page and all Results Pages shall also conspicuously display the phrase "Powered by Inktomi" on an icon measuring at least 50 x 160 pixels that provides a link to Inktomi's Web site currently located at www. inktomi.com. Inktomi will provide N2H2 with appropriate graphics for the Inktomi icon. Such phrasing and the Inktomi icon shall be visible "above the fold" (that is, visible when the applicable Web page is loaded by a browser displaying an active region of 650x320 pixels).

               3.2 Trademark License. Inktomi hereby grants N2H2 a royalty-free, nontransferable, nonexclusive license under Inktomi's trademarks during the Term to display the Inktomi icon and to advertise the availability of Inktomi software on the Site. N2H2 hereby grants to Inktomi a royalty-free, nontransferable, nonexclusive license under N2H2's trademarks during the Term to advertise that N2H2 is using Inktomi's technology. Each party will submit advertising materials, containing the other party's trademarks to the other party before implementation for inspection and such other party will have the right to modify any such advertisements.

               3.3 House Ads. To the extent there is unsold advertising inventory on the Site during the Term, Inktomi may run advertisements on the Site on a rotating basis (or, if available, based on key words), provided however that Inktomi may not use more than ten percent (10%) of the unsold Site inventory in any one month without N2H2's prior approval. Any such unpaid house ads delivered to N2H2 on behalf of Inktomi shall be subject to N2H2's standard online advertising terms and conditions, including the right to restrict content only to that suitable for the education market in the reasonable judgment of N2H2.

        4.     Warranties.

               4.1 Inktomi Warranties. Inktomi warrants that (i) it has full power and authority to enter into this Agreement and to grant the rights set forth herein, (ii) it has not previously and will not grant any rights in the Inktomi Technology to any third party that are inconsistent with the rights granted to N2H2 hereunder, and (iii) the software comprising the Inktomi Search Engine does not impermissibly include any trade secrets or copyrighted subject matter owned by a third party. Inktomi does not warrant that the Services will meet all of N2H2's requirements or that performance of the Services will be uninterrupted or error free. INKTOMI MAKES NO OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, AND NONINFRINGEMENT.

               4.2 N2H2 Warranties. N2H2 warrants that it has full power and authority to enter into this Agreement and to grant the rights set forth herein.

        5. Customer Services. N2H2, at its own expense shall provide first level customer support services to end-users of the Site. Inktomi, at its own expense, shall provide second level



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

technical support services to N2H2 regarding the operation of the Inktomi Search Engine. Such support services will be provided via telephone, e-mail, World Wide Web, or fax.

        6.     Payments.

               6.1 Service Fees. N2H2 shall pay Inktomi monthly service fees equal to the greater of (i) $ * multiplied by the number of Hits for such month or (ii) * for such month. Notwithstanding the foregoing, N2H2 shall pay Inktomi a minimum of $ * for each year under this Agreement (one-third attributable to the Filtering Services and two-thirds attributable to the Search Services). For the first year, this minimum shall be paid as follows: $ * shall be paid upon execution of this Agreement, $ * shall be paid on or before January 31, 1998, $
* shall be paid on or before July 1, 1998, $ * shall be paid on or before October 31, 1998, and $ * shall be paid on or before December 31, 1998. For subsequent years, this minimum shall be paid in equal monthly installments of $ *. Two-thirds of all such minimum payments shall be credited against monthly service fees paid or payable. Monthly service fees shall be paid in arrears within thirty (30) calendar days following the end of each month.

               6.2. Records. N2H2 shall keep complete and accurate records pertaining to the revenue it generates in connection with the Site. Such records shall be maintained for a two-year period following the year in which any payments pertaining to such revenue were due. Inktomi shall have the right to examine N2H2's records from time to time but no more than once every six (6) months to determine the correctness of any payment made under this Agreement. Such examination shall be conducted at reasonable times during N2H2's normal business hours and upon at least ten (10) business days' advance notice and in a manner so as not to interfere unreasonably with the conduct of N2H2's business. If any such examination indicates that N2H2 has underpaid by more than five percent (5%) of the aggregate payments due for the period subject to such examination, N2H2 shall reimburse Inktomi for reasonable costs of such examination.

               6.3 Taxes. N2H2 shall be responsible for all sales and other taxes imposed by any federal, state or local governmental entity on the transactions contemplated by this Agreement, excluding taxes based upon Inktomi's net income. When Inktomi has the legal obligation to pay or collect such taxes, the appropriate amount shall be invoiced to and paid by N2H2 unless N2H2 provides Inktomi with a valid tax exemption certificate authorized by the appropriate taxing authority.

               6.4 U.S. Dollars. All fees quoted and payments made hereunder shall be in U.S. Dollars.

        7.     Confidentiality.

               7.1 Definition of Confidential Information. All information and documents disclosed or produced by either party in the course of this Agreement which are disclosed in written form and identified by a marking thereon as proprietary, or oral information which is defined at the time of disclosure and confirmed in writing within ten (10) business days of its



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(*) = Information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities Exchange Commission.

disclosure, shall be deemed the "Confidential Information" of the disclosing party. Notwithstanding the above, the parties agree that any information (in any form, whether tangible or intangible) relating to the Inktomi Search Engine, the Database, the Inktomi Technology, the Inktomi Data Protocol, the Interface Construction Tools, the N2H2 Filter List, the N2H2 Word List or the distinctive methods or procedures which Inktomi or N2H2 use in the design, development, licensing, internal sales and marketing strategies, support, or maintenance of software or hardware is considered Confidential Information.

               7.2 Treatment of Confidential Information. Each party agrees to protect the other party's Confidential Information in the same manner as such party protects its own Confidential Information of substantially similar proprietary value, but in no case less than reasonable care. Each party agrees that it will use the Confidential Information of the other party only for the purposes of this Agreement and that it will not divulge, transfer, sell, license, lease, or otherwise disclose or release any such information or documents to third parties, with the exception of (i) its employees or subcontractors who require access to such for purposes of carrying out such party's obligation hereunder, and (ii) persons who are employed as auditors by a public accounting firm or by a federal or state agency. Each party will use reasonable efforts to advise any person obtaining Confidential Information that such information is proprietary and to obtain a written agreement obligating such person to maintain the confidentiality of any Confidential Information belonging to the party or its suppliers.

               7.3 No Other Confidential Information. Neither party shall have any obligation under this Section 7 for information of the other parry which the receiving party can substantiate with documentary evidence that has been or is
(i) developed by the receiving party independently and without the benefit of information disclosed hereunder by the disclosing party; (ii) lawfully obtained by the receiving party from a third party without restriction and without breach of this Agreement; (iii) publicly available without breach of this Agreement,
(iv) disclosed without restriction by the disclosing party to a third party; or
(v) known to the receiving party prior to its receipt from the disclosing party.

        8.     Indemnification.

               8.1 Inktomi Indemnification. Inktomi shall defend and/or settle, and pay damages including attorneys' fees and costs awarded pursuant to, any third party claim brought against N2H2 which, if true, would constitute a breach of any warranty, representation or covenant made by Inktomi under this Agreement; provided that N2H2 promptly notifies Inktomi in writing of any such claim and promptly tenders the control of the defense and settlement of any such claim to Inktomi at Inktomi's expense and with Inktomi's choice of counsel. N2H2 shall cooperate with Inktomi, at Inktomi's expense, in defending or settling such claim and N2H2 may join in defense with counsel of its choice at its own expense. Inktomi shall not reimburse N2H2 for any expenses incurred by N2H2 without the prior written approval of Inktomi.

               8.2 N2H2 Indemnification. N2H2 shall defend and/or settle, and pay damages including attorneys' fees awarded pursuant to, any third party claim brought against Inktomi which, if true, would constitute a breach of any warranty, representation or covenant made by N2H2 under this Agreement; provided that Inktomi promptly notifies N2H2 in writing of any such



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claim and promptly tenders the control of the defense and settlement of any such claim to N2H2 at N2H2's expense and with N2H2's choice of counsel. Inktomi shall cooperate with N2H2, at N2H2's expense, in defending or settling such claim and Inktomi may join in defense with counsel of its choice at its own expense. N2H2 shall not reimburse Inktomi for any expenses incurred by Inktomi without the prior written approval of N2H2.

        9. Limitation of Liability. EXCEPT FOR DAMAGES RESULTING FROM A BREACH OF CONFIDENTIALITY PROVISIONS OR SERVICE/LICENSE RESTRICTIONS HEREIN, NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION, EVEN IF SUCH PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR DAMAGES RESULTING FROM A BREACH OF THE CONFIDENTIALITY PROVISIONS OR SERVICE/LICENSE RESTRICTIONS HEREIN, NEITHER PARTY'S LIABILITY UNDER THIS AGREEMENT SHALL EXCEED THE NET AMOUNT INKTOMI HAS RECEIVED FROM N2H2 UNDER THIS AGREEMENT.

        10.    Term and Termination.

               10.1 Term. The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue in force for a period of three years thereafter, unless earlier terminated as provided herein. The parties agree to meet fifteen months following the Effective Date to review the status of the search service provided through the Site and to discuss changes to this Agreement which the parties may mutually agree to implement.

               10.2 Termination for Breach. Either party may suspend performance and/or terminate this Agreement if the other party materially breaches any term or condition of this Agreement and fails to cure that breach within thirty (30) days after receiving written notice of the breach.

               10.3 Termination due to Insolvency. Either party may suspend performance and/or terminate this Agreement if the other party becomes insolvent or makes any assignment for the benefit of creditors or similar transfer evidencing insolvency, or suffers or permits the commencement of any form of insolvency or receivership proceeding, or has any petition under bankruptcy law filed against it, which petition is not dismissed within sixty (60) days of such filing, or has a trustee or receiver appointed for its business or assets or any party thereof.

               10.4 Effect of Termination. Upon the termination of this Agreement for any reason (i) all license rights granted herein shall terminate,
(ii) N2H2 shall immediately pay to Inktomi all amounts due and outstanding as of the date of such termination, (iii) Inktomi shall remove within two months all tags and other information implemented on URLs contained in the Database as part of the Services hereunder and shall discontinue using the N2H2 Filter List and N2H2 Word List, and (iv) each party shall return to the other party, or destroy and certify the destruction of, all Confidential Information of the other party.



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

               10.5 Survival. In the event of any termination or expiration of this Agreement for any reason, Sections 1, 2.4, 2.5, 4, 6, 7, 8, 9, 10 and 11 shall survive termination. Neither party shall be liable to the other party for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.

               10.6 Remedies. Each party acknowledges that its breach of Sections 2.2, 2.6 or 7 would cause irreparable harm to the other party, the extent of which would be difficult to ascertain. Accordingly, each party agrees that, in addition to any other remedies to which the other party may be legally entitled, such party shall have the right to obtain immediately injunctive relief in the event of a breach of such sections by the other party or any of its officers, employees, consultants or other agents.

        11.    Miscellaneous.

               11.1 Capacity. Each party warrants that it has full power to enter into and perform this Agreement, and the person signing this Agreement on either party's behalf has been duly authorized and empowered to enter in such agreement. Each party further acknowledges that it has read this Agreement, understands it and agrees to be bound by it. Each party acknowledges that such party has not been induced to enter into such agreements by any representations or statements, oral or written, not expressly contained herein or expressly incorporated by reference.

               11.2 Notice. Any notice required for or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally,
(ii) by overnight courier upon written verification of receipt, (iii) by telecopy or facsimile transmission when confirmed by telecopier or facsimile transmission report, or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. All notices must be sent to the addresses first described above or to such other address that the receiving party may have provided for the purpose of notice in accordance with this Section.

               11.3 Assignment. Neither party may assign its rights or delegate its obligations under this Agreement without the other party's prior written consent, except to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets, so long as such surviving entity or purchaser shall expressly assume in writing the performance of all of the terms of this Agreement.

               11.4 No Third Party Beneficiaries. All rights and obligations of the parties hereunder are personal to them. This Agreement is not intended to benefit, nor shall it be deemed to give rise to, any rights in any third party.

               11.5 Governing Law. This Agreement will be governed and construed, to the extent applicable, in accordance with United States law, and otherwise, in accordance with California law, without regard to conflict of law principles. Any dispute or claim arising out of or in connection with this Agreement shall be finally settled by binding arbitration in San Mateo County, California under the Commercial Rules of the American Arbitration Association by one



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

arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the above, either party may apply to a court of competent jurisdiction for injunctive or equitable relief.

               11.6 Independent Contractors. The parties are independent contractors. Neither party shall be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither shall have any right, power or authority to create any obligation or responsibility on behalf of the other.

               11.7 Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, earthquakes, acts of God, war, governmental action, or any other cause which is beyond the reasonable control of such party.

               11.8 Compliance with Law. Each party shall be responsible for compliance with all applicable laws, rules and regulations, if any, related to the performance of its obligations under this Agreement.

               11.9 Waiver. The failure of either party to require performance by the other party of any provision shall not affect the full right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

               11.10 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

               11.11 Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such paragraph or in any way affect such agreements.

               11.12 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

               11.13 Entire Agreement. This Agreement, and the Exhibits hereto, constitute the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes, and the terms of this Agreement govern, any other prior or collateral agreements with respect to the subject matter hereof. Any amendments to this Agreement must be in writing and executed by an officer of the parties



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

        IN WITNESS WHEREOF, the parties have caused this Information Services Agreement to be signed by their duly authorized representatives.

N2H2, INC.                                   INKTOMI CORPORATION



By:     /s/ PETER H. NICKERSON               By:     /s/ JERRY KENNELLY
   --------------------------------             --------------------------------

Name:    Peter H. Nickerson                  Name:   Jerry Kennelly
     ------------------------------               ------------------------------

Title:   President                           Title:  CFO
      -----------------------------                -----------------------------



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

                                    EXHIBIT A

                                    SERVICES
Filtering Services

        The Filtering Services consist generally of data mining services and Database tagging services.

        The data mining services consist of the following: * .

        The mechanics and process for accomplishing the Database tagging activities consist of the following




                                   [GRAPHIC]




        * :                   * .

        * :                   * .


                                       12

(*) = Information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities Exchange Commission.

                              * .

        *:                    * .

        *:                    * .

        *:                    * .

        *:                    * .

        Inktomi's sole obligation and responsibility in connection with the Filtering Services is to work with N2H2 as specified above to *.

        The estimated schedule for the setting up the Database tagging process described above is as follows:



                                       13

(*) = Information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities Exchange Commission.

Inktomi begins N2H2 development:         Contract signing
Inktomi begins QA:                       One month following contract signing
Production process
 and initial Database tagging:           Two months following contract signing
Production Database is full tagged:      Three months following contract signing

        All information provided by Inktomi and N2H2 to one another in connection with the Filtering Services described above will be provided electronically through the ftp site or in another format mutually agreed to by Inktomi and N2H2

Search Services

        Inktomi shall use the Inktomi Search Engine to crawl the Internet, download and analyze text and other data, sort and organize the data, create an index of accessible data, and, after receiving a particular search request from an end-user through the Site (in the form of a word query), locate material accessible in the Database (as tagged in accordance with the Filtering Services), and present the results of the search to the end user. The functionality specifications and performance criteria applicable to such services are as follows:

Functionality Specifications:

-   Minimum 60 million document searchable Web index

- Ability to search by file type, including image, audio, shockwave, java, acrobat, video, vrml, javascript, VB script

-   Ability to search by full text and phrase, and search with Boolean operators

- Ability to construct a search query which search by second level domain document title modification dates and document contents

-   Ability to selectively refine search query to limit or expand results

-   Porn filter

Performance Criteria


-   Size of Database               Minimum 60 million documents

-   Database Freshness             Object is minimum 17 updates per year
                                   (approximately every 3 weeks may vary
                                   depending on operational circumstances)

-   Uptime/Downtime                Minimum 98% uptime (2% downtime) over monthly
                                   windows. Downtime = any 1 minute period in which Inktomi Technology processes no requests.

-   Query/Response Speed           Average speed <= 1 second ("sub-second"
                                   response time)

        Once a month, Inktomi will provide standard crawl and uptime reports to N2H2.



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